Exhibit 10.11 - Limited Waiver and Amendment No. 5 to Guaranty Agreement

EXECUTION COPY

LIMITED WAIVER AND AMENDMENT NO. 5 TO GUARANTY AGREEMENT

THIS LIMITED WAIVER AND AMENDMENT NO. 5 TO GUARANTY AGREEMENT, dated as of February 18, 2009 (this “Amendment”), is entered into by PULITZER INC., a Delaware corporation (the “Guarantor”), in favor of the holders from time to time of the Notes issued under the below-described Note Agreement.

Recitals

A. St. Louis Post-Dispatch LLC, a Delaware limited liability company (the “Company”), entered into that certain Note Agreement dated as of May 1, 2000 (as in effect on the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) with the several Purchasers listed in the Purchaser Schedule attached thereto, pursuant to which the Company issued and sold to such Purchasers $306,000,000 aggregate principal amount of the Company’s 8.05% Senior Notes due April 28, 2009 (together with any other notes issued in substitution or exchange therefor pursuant to the terms of the Note Agreement, the “Notes”).

B. In connection with the Note Agreement, the Guarantor executed and delivered that certain Guaranty Agreement dated as of May 1, 2000, as amended by Amendment No. 1 to Guaranty Agreement dated as of August 7, 2000, Amendment No. 2 to Guaranty Agreement dated as of November 23, 2004, Amendment No. 3 to Guaranty Agreement dated as of June 2005, and Amendment No. 4 to Guaranty Agreement dated as of February 1, 2006 (as so amended and prior to giving effect to this Amendment, the “Existing Guaranty” and, as amended by this Amendment and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”).

C. As of the date first above written, the undersigned holders of Notes together hold 100% of the aggregate outstanding principal amount of the Notes.

D. The Guarantor has informed the holders of Notes that certain Events of Default exist or may exist under the Existing Guaranty as a result of (i) the Guarantor failing to deliver audited financial statements and compliance certificates for the Guarantor’s fiscal year ended September 28, 2008, (ii) the inclusion of certain limiting conditions in the audited reports of the Guarantor for the fiscal year ended September 28, 2008, (iii) the Guarantor’s failure to comply with the covenant in Section 5.1(i) of the Existing Guaranty for the fiscal quarter ended December 28, 2008, (iv) the Guarantor’s failure to comply with the covenant in Section 5.2(ii) of the Existing Guaranty for the fiscal quarters ended September 28, 2008 and December 28, 2008 and (v) the asserted violation of the requirements of paragraph 6C(7) of the Note Agreement and Sections 5.2, 5.4 and 5.8 of the Guaranty Agreement (collectively, the “Existing Defaults”).

E. The Guarantor has requested that the holders of Notes waive the Existing Defaults and amend the Existing Guaranty in certain respects, as set forth in this Amendment, and the undersigned holders of Notes, subject to the terms and conditions set forth herein, are willing to agree to such waivers and amendments.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Guaranty.

2. Amendments to Section 1 (Definitions and Accounting Terms). Section 1.01 of the Existing Guaranty is amended by deleting the definitions of “Consolidated Interest Expense”, “Consolidated Net Earnings”, “Debt”, and “EBITDA” and adding the following new or replacement definitions in the appropriate alphabetical position therein:

“Asset Sale” shall mean any sale, transfer or other disposition of any assets of the Guarantor or any of its Subsidiaries other than (i) the sale of inventory sold in the ordinary course of business, (ii) grants of licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Guarantor or its Subsidiaries and so long as any such grant does not prevent foreclosure on the affected asset if it is subject to any of the Liens created by the Collateral Documents and may be revoked upon such foreclosure, (iii) any such transaction between the Guarantor and any one of its Subsidiaries or between Subsidiaries of the Guarantor, (iv) any transaction permitted by paragraph 6C(6) of the Note Agreement to the extent such transaction involves only the Guarantor and its Subsidiaries, and (v) the sale or other disposition of cash and Cash Equivalents in the ordinary course of business, in each case for cash at fair market value.

“Asset Sale Proceeds” shall mean, with respect to any Asset Sale, the amount of cash proceeds received (directly or indirectly, including, subject to the proviso hereto, insurance and condemnation proceeds) by or on behalf of the Guarantor or any Subsidiary in connection therewith (including, without limitation, cash payments in respect of non-cash consideration to the extent permitted by paragraph 6C(3)(iv) of the Note Agreement and Section 5.5, as and when such cash payments are received), after deducting therefrom only (i) the amount of any Debt secured by any Lien permitted by paragraph 6C(1) of the Note Agreement (other than (A) the Notes and (B) Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale and (ii) all direct costs and reasonable fees, commissions, expenses and taxes related thereto to the extent paid or payable to a Person that is not an Affiliate or a Subsidiary, provided that Asset Sale Proceeds shall not include, so long as no Event of Default has occurred and is continuing, (1) the proceeds of the any Asset Sale effected pursuant to paragraph 6C(4)(i) of the Note Agreement to the extent such proceeds are applied to replace the assets subject to such Asset Sale with assets of like kind and purposes or (2) insurance and condemnation proceeds from any single occurrence of less than $10,000,000 to the extent such proceeds are applied to repair or replace the assets subject to the casualty or condemnation giving rise to the payment of such proceeds.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period minus cash interest income for such period plus all amounts deducted in the computation thereof on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) Intercompany Charges to Pulitzer in a gross amount limited to $20,000,000 in any fiscal year and (e) the amount of Restructuring Charges properly allocable to such period in accordance with GAAP, provided that no more than $4,370,000 in the aggregate may be added back pursuant to this clause (e) (unless the fee payable to the holders of the Notes pursuant to Section 21(i) of Amendment No. 5 is not included in Consolidated Interest Expense, in which event such amount shall be $5,300,000).

“Consolidated Interest Expense” shall mean, for any period, for the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, the sum of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Debt (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Debt of the Guarantor and its Subsidiaries of the type described in clause (x) of the definition of “Debt” in the Note Agreement (to the extent same does not arise from a financing arrangement constituting an operating lease), (iii) amortization of debt discount and expense and (iv) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges.

“Consolidated Net Worth” shall mean, at any time, the total amount of total assets of the Guarantor and its Subsidiaries over total liabilities of the Guarantor and its Subsidiaries as of the last day of the fiscal quarter most recently then ended, determined on a consolidated basis in accordance with GAAP provided, however, that any after-tax impairment charges that would be required by GAAP to be reflected on the Guarantor’s financial statements in respect of any period from and after the end of the Guarantor’s fiscal year ended September 28, 2008 shall not be taken into account in determining Consolidated Net Worth.

“Distribution” shall mean, in respect of any corporation, association or other business entity:

(a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

(b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Intercompany Charges” shall mean charges to the Guarantor or its Subsidiaries for (i) fees for the procurement by any Lee Company of goods and services from third parties for the benefit of the Guarantor or any of its Subsidiaries (but, for the avoidance of doubt, excluding reimbursements to any Lee Company for the actual cost of such goods and services except for those items identified in clause (iv) of this definition), (ii) the corporate overhead of the Lee Companies (including, without limitation, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iii) Lee Company management, corporate sales and marketing, and information technology costs, and (iv) (a) online fees, (b) allocated audit and consulting charges, (c) compensation of publishers, and (d) compensation of outside directors, in the case of the foregoing subclauses (a) to (d), inclusive, to the extent actually paid by any Lee Company; the charges referred to in the foregoing clauses (i) to (iv), inclusive, shall be allocated to the Guarantor and its Subsidiaries in a manner consistent with past practices.

“Lee Company” shall mean any Person (other than the Guarantor or any of its Subsidiaries) a majority of the outstanding equity interests of which are owned directly or indirectly by Lee.

“Lee Payable” shall mean, at any time, the aggregate amount owing to the Guarantor by Lee after giving effect to the set-off referred to in Section 21(d) of Amendment No. 5.

“Lee Procurement” shall mean Lee Procurement Solutions Co.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in US Dollars for a 90-day period which appears on the Telerate page 3750 (or if such page is not available, the Reuters Screen LIBO page) as of 11:00 a.m. (London, England time) on the date two (2) Business Days before the commencement of the applicable interest period. “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on the service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for Dollar deposits).

“Priority Debt” shall mean, with respect to the Guarantor and its Subsidiaries on any date of determination, the aggregate amount of all Debt of the Guarantor secured by a Lien plus all secured and unsecured Debt of all Subsidiaries (excluding Debt represented by the Notes and the Subsidiary Guaranty Agreement).

“Restricted Payment” shall mean

(a) any Distribution in respect of the Guarantor or any Subsidiary of the Guarantor (other than (i) on account of capital stock or other equity interests of a Subsidiary of the Guarantor owned legally and beneficially by the Guarantor or another Subsidiary of the Guarantor or (ii) a Distribution payable in stock or other equity interests of the Guarantor), including, without limitation, any Distribution resulting in the acquisition by the Guarantor of securities which would constitute treasury stock, and

(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Guarantor or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Restructuring Charges” means the sum of (i) the fee of $930,000 payable to the holders of the Notes pursuant to Section 21(i) of Amendment No. 5 plus (ii) the fees and disbursements of Chapman and Cutler LLP, Baker Botts LLP, Bingham McCutchen LLP, Bryan Cave LLP, Sidley Austin LLP, Lane & Waterman LLP, Conway, Del Genio, Gries & Co., LLP, Lazard Frères & Co. LLC, and the Company’s advisors, Scotia and Citibank, and Herald’s advisors, Sabin, Bermant & Gould LLP, Lowenstein Sandler LC, Gordian Group, LLC, and Paul Scherer & Company LLP incurred by (or allocated to, as the case may be) the Guarantor in connection with the restructuring of the indebtedness represented by the Notes, as contemplated by Amendment No. 5.

“Subordinated Debt” shall mean any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes.

3. Amendments to Section 4 (Affirmative Covenants).

(a) Section 4.1(ii) of the Existing Guaranty is hereby amended by adding “which audit reports shall not include any scope limitation or any going concern or other material qualification (except that such opinion for the Guarantor’s fiscal year ending in September 2011 may include a going concern limitation related only to the refinancing of the Notes and the Debt outstanding under the Credit Agreement)” after “Required Holder(s)” and before “and” in the penultimate line thereof.

(b) Section 4.1 of the Existing Guaranty is hereby amended by (i) deleting “and” at the end of clause (iv), (ii) renaming clause (v) as clause (vii), and (iii) adding the following new clauses (v) and (vi) immediately following clause (iv):

“(v) within 30 days after the end of each fiscal month of Lee, the consolidated balance sheet of Lee and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year;

(vi) no later than the first Business Day of each week (beginning on March 2, 2009), a forecast for the succeeding 13-week period of the projected consolidated cash flows of Lee and its Subsidiaries, taken as a whole, together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period provided that such reports shall be required to be delivered pursuant to this clause (vi) only so long as they shall be required to be delivered pursuant to the Credit Agreement; and”.

(c) A new Section 4.9 is hereby added to the Existing Guaranty to read in its entirety as follows:

4.9 Funding of Certain Accounts.

(i) On the 45th day after the last day of each fiscal quarter of the Guarantor (commencing with the fiscal quarter ending closest to March 31, 2009 through and including the last day of the fiscal quarter ending closest to December 31, 2011), the Guarantor will deposit into the Excess Cash Flow Reserve Account 20% of Excess Cash Flow for each such fiscal quarter of the Guarantor.

(ii) On the 45th day after the last day of each fiscal quarter of the Guarantor (commencing with the fiscal quarter ending closest to March 31, 2009 through and including the last day of the fiscal quarter ending closest to December 31, 2011), the Guarantor will deposit into the Restricted Cash Reserve Account cash in an amount equal to the lesser of (a)(1) prior to October 28, 2010, the result of $9,000,000 minus the amount on deposit in the Restricted Cash Reserve Account immediately prior to such deposit and (2) on or subsequent to October 28, 2010, the result of $4,500,000 minus the amount on deposit in the Restricted Cash Reserve Account immediately prior to such deposit or (b) 100% of Excess Cash Flow (without giving effect to clause (b)(iv) of the definition of such term) for the fiscal quarter ending closest to the immediately preceding March 31, June 30, September 30 or December 31, as the case may be. If the lesser of the foregoing clause (a) or clause (b) is zero, or less than zero, the Guarantor will not make any deposit into the Restricted Cash Reserve Account.

(iii) The Guarantor shall cause all Asset Sale Proceeds arising from Asset Sales by the Guarantor or any of its Subsidiaries (other than Star Publishing Company and TNI Partners) to be deposited into the Asset Sale Proceeds Reserve Account immediately upon receipt thereof.

(d) A new Section 4.10 is hereby added to the Existing Guaranty to read in its entirety as follows:

4.10 Execution and Delivery of Subsidiary Guaranty and Other Collateral Documents. Within ten (10) Business Days after any Credit Party’s acquisition or formation of a Person that becomes a Subsidiary:

(i) the Guarantor will cause such Subsidiary to execute and deliver to each holder of Notes (a) the Subsidiary Guaranty Agreement, or a joinder thereto, (b) an appropriate joinder to the Security Agreement and (c) such other documents necessary to grant a first priority Lien in such Subsidiary’s assets;

(ii) the Guarantor (if such Subsidiary is a direct subsidiary of the Guarantor) will pledge or will cause the direct parent of such Subsidiary (if such Subsidiary is not a direct subsidiary of the Guarantor) to pledge the equity interests of such Subsidiary pursuant to a pledge agreement substantially similar in form to the Pledge Agreement; and

(iii) the Guarantor will deliver (or cause to be delivered) such certificates accompanying authorizing resolutions and corporate or similar constitutive documents and other agreements, instruments, opinions and other documents as the Required Holders may reasonably request, each of the foregoing to be in form and substance reasonably satisfactory to the Required Holders.

In addition to the foregoing, the Guarantor will, and will cause each Subsidiary to, within thirty (30) days after such Person shall have obtained title (whether in fee or, if requested by the Required Holders with respect to any leasehold interest of the Guarantor or any Subsidiary, a leasehold interest) to any real property with a fair market value of more than $3,000,000, take such action as shall be reasonably necessary to grant a first priority Lien in favor of the Collateral Agent to secure the Notes with such Person’s interest in such real property and to obtain title insurance in an amount reasonably required by the Required Holders. Such Lien shall be documented and recorded to the reasonable satisfaction of the Required Holders.

4. Amendments to Section 5 (Negative Covenants). Section 5 of the Existing Guaranty is hereby amended and restated in its entirety to read as follows:

5.1. Consolidated Debt to EBITDA, Consolidated Net Worth Requirements and EBITDA to Consolidated Interest Expense. The Guarantor will not permit:

(i) the ratio of (a) Consolidated Debt as of the last day of each fiscal quarter to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended as of such last day to be greater than (x) for each fiscal quarter ended prior to the fiscal quarter ending closest to December 31, 2008, 4.25 to 1.00, and (y) for each fiscal quarter ending after December 31, 2018, the ratio set forth in the table below opposite the applicable fiscal quarter:

Fiscal Quarter Ending in	Ratio
March, 2009 and June, 2009	4.25 to 1.00
September, 2009, December, 2009, March, 2010, June, 2010	4.00 to 1.00
September, 2010 and December, 2010	3.50 to 1.00
March, 2011	3.25 to 1.00
June, 2011, September, 2011,	3.00 to 1.00
December, 2011 and March, 2012

(ii) Consolidated Net Worth as of the last day of any fiscal quarter (a) ended prior to or on September 28, 2008 to be less than the sum of (I) $650,000,000 plus (II) the product of (A) $3,750,000 multiplied by (B) the number of fiscal quarters that have ended since the Date of Closing, to and including the fiscal quarter ended on such measurement date and (b) ended on or after March 28, 2009, to be less than $600,000,000; and

(iii) the ratio of (a) Consolidated EBITDA for any period of four consecutive fiscal quarters to (b) Consolidated Interest Expense for such period to be less than the ratio set forth in the table below opposite such four quarter period:

Period of Four Consecutive Fiscal Quarters Ending in	Ratio
March, 2009 and June 2009	1.90 to 1.00
September, 2009	2.20 to 1.00
December, 2009	2.25 to 1.00
March, 2010	2.50 to 1.00
June, 2010	2.60 to 1.00
September, 2010	2.70 to 1.00
December, 2010	2.80 to 1.00
March, 2011, June, 2011, September, 2011, December, 2011, and March, 2012	3.00 to 1.00

Solely for purposes of determining the Guarantor’s compliance with Sections 5.1(i) and 5.1(iii) in respect of any period, the Guarantor shall have the right to elect, by written notice to the holders of the Notes within 45 days after the end of any fiscal quarter of the Guarantor, to have Consolidated EBITDA for such fiscal quarter deemed to include up to the lesser of (x) the amount on deposit in the Restricted Cash Reserve Account on the last day of such fiscal quarter or (y) the result (but not less than zero) of (1) in respect of any fiscal quarter ending on or prior to October 28, 2010, (A) $9,000,000 minus (B) the aggregate amount as to which the Guarantor has previously made such election as to any prior fiscal quarter or (2) in respect of any fiscal quarter ending subsequent to October 28, 2010, (A) $4,500,000 minus (B) the amount by which the aggregate amount as to which the Guarantor has previously made such election in respect of all prior fiscal quarters exceeds $4,500,000; provided, however that (x) any amounts withdrawn from the

Restricted Cash Reserve Account on or prior to April 28, 2009 which are not used to finance payments of principal or interest in respect of the Notes shall be deemed not to have been so withdrawn for purposes of this Section 5.1, unless such amounts have been repaid into the Restricted Cash Reserve Account on or prior to any increase of Consolidated EBITDA pursuant to this sentence, and (y) in no event may Consolidated EBITDA be increased by more than the minimum amount needed for compliance with both covenants set forth in such Section. For the avoidance of doubt and solely for purposes of determining the Guarantor’s compliance with such covenants, Consolidated EBITDA for any fiscal quarter as to which such election has been made shall be deemed to have been increased by the amount specified in such election for all periods that include such fiscal quarter. In addition, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, it is understood and agreed that no Default or Event of Default shall exist or arise hereunder (or under any other Transaction Document) as a result of non-compliance with Section 5.1(i) or Section 5.1(iii) prior to the occurrence of the earlier of (a) an election of the Guarantor pursuant to the first sentence after clause (iii) of this Section 5.1 and (b) the expiration of the 45 day period referred to in such sentence, so long as an election as to the maximum amount permissible under such first sentence would be sufficient to cure such non-compliance.

5.2 Liens. The Guarantor will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Guaranteed Obligations in accordance with the provisions of Section 4.3), except:

(i) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being actively contested in good faith by appropriate proceedings;

(ii) with respect to real property, (a) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions or other matters which would be shown by a current title report or other similar report or listing, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions;

(iii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Guarantor or its Subsidiaries, as the case may be, in accordance with GAAP;

(iv) other Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Guarantor and its Subsidiaries, or materially detract from the value of such property or assets for the purpose of the business of the Guarantor and its Subsidiaries, taken as a whole;

(v) Liens on property or assets of a Subsidiary (other than the Company and its Subsidiaries) to secure obligations of such Subsidiary (other than the Company and its Subsidiaries) to the Guarantor or another Subsidiary that is a Credit Party;

(vi) any Lien existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Guarantor or any Subsidiary through purchase, merger, or consolidation or otherwise, whether or not assumed by the Guarantor or such Subsidiary, or placed upon property at the time of acquisition, construction or improvement by the Guarantor or any Subsidiary to secure all or a portion of (or to secure Debt (including any Capitalized Lease Obligation) incurred to pay all or a portion of) the purchase price or cost thereof or placed after acquisition upon property acquired, constructed or improved by the Guarantor or any Subsidiary after the Date of Closing, provided that any such Lien shall not encumber any other property of the Guarantor or such Subsidiary and any Debt secured by any such Lien shall be permitted by Section 5.3;

(vii) Liens on property owned or leased by the Guarantor or a Subsidiary (other than the Company) in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure pollution control or industrial revenue bonds) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, provided that any Debt secured thereby shall be permitted by Section 5.3;

(viii) any Liens renewing, extending or refunding any Lien permitted by clauses (vi) and (vii) above, provided that the principal amount secured is not increased and the Lien is not extended to other property;

(ix) any Liens permitted under paragraph 6C(1) of the Note Agreement; and

(x) Liens in favor of the Collateral Agent to secure the Secured Obligations.

5.3. Priority Debt. The Guarantor will not at any time permit any Priority Debt to exist except (i) Debt (including, without limitation, Capitalized Lease Obligations) secured by Liens permitted by clauses (vi) and (vii) of Section 5.2 provided that the aggregate principal amount of all such Debt shall not at any time exceed $5,000,000, (ii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time, and (iii) unsecured Debt subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders.

5.4 Loans, Advances and Investments. The Guarantor will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any other Person, except that the Guarantor or any Subsidiary may:

(i) make or permit to remain outstanding loans, advances or capital contributions to any Subsidiary;

(ii) make or permit to remain outstanding any loans, advances or capital contributions from (a) any Subsidiary to the Guarantor or any other Subsidiary and (b) the Company to any Subsidiary of the Company;

(iii) own, purchase or acquire stock, obligations or securities of or other equity interests in a Subsidiary or a Person which immediately after such purchase or acquisition will be a Subsidiary;

(iv) permit to remain outstanding loans, advances and other investments existing on the Effective Date (as set forth on Schedule 5.4 hereto) in any business principally engaged in publishing (print or electronic) or related media activity;

(v) make and permit to remain outstanding loans, advances and other investments received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any Subsidiary,

(vi) own, purchase or acquire commercial paper issued by any corporation or bankers’ acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., “A-1”, “P-1” and “F-1”, respectively, and payable in the United States in United States dollars;

(vii) own, purchase or acquire certificates of deposit in member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) or certificates of deposit in an aggregate amount not to exceed $2,000,000 in banks having capital resources of less than $75,000,000), all due within one year from the date of original issue thereof and payable in the United States in United States dollars;

(viii) own, purchase or acquire repurchase agreements of member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) for terms of less than one year in respect of the foregoing certificates and obligations;

(ix) own, purchase or acquire obligations of the United States government or any agency thereof;

(x) own, purchase or acquire obligations guaranteed by the United States government or any agency thereof;

(xi) investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vi), (vii), (viii), (ix) or (x) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000;

(xii) own, purchase or acquire investments in money market funds that are classified as current assets in accordance with generally accepted accounting principles, and that are rated “AAAm” or the equivalent by S&P, Moody’s or Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xiii) endorse negotiable instruments for collection in the ordinary course of business;

(xiv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

(xv) make or permit to remain outstanding investments in demand deposit accounts maintained by the Guarantor or any Subsidiary in the ordinary course of its business;

(xvi) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within 90 days after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate;

(xvii) make or permit to remain outstanding investments in municipal obligations having a rating of “Aaa” by Moody’s or “AAA” by S&P;

(xviii) permit to remain outstanding investments of the Guarantor and its Subsidiaries set forth on Schedule 5.4;

(xix) own, purchase or acquire notes and bonds issued by any domestic corporate issuer and rated at least A3 by Moody’s or A- by S&P;

(xx) own, purchase or acquire investments in commingled funds/portfolios that invest primarily in U.S. dollar denominated obligations, with a weighted average portfolio maturity of 120 days or less, and rated “AAA” or the equivalent, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xxi) make or permit to be made loans, advances or investments to or in any Person that is not an Affiliate except for loans, advances or investments existing on the Effective Date and set forth on Schedule 1 to Amendment No. 5;

(xxii) permit the Lee Payable to remain outstanding so long as it shall bear interest (on a pay-in-kind basis) at a rate per annum equal to LIBOR plus 0.75% (75 basis points);

(xxiii) make or permit to remain outstanding loans and advances permitted by Section 5.8(ii); and

(xxiv) make (and thereafter permit to remain outstanding) senior unsecured loans and advances to Lee Procurement on or after the 45th day after the last day of each fiscal quarter of the Guarantor in each year in an amount not in excess of 80% of Excess Cash Flow for each such fiscal quarter of the Guarantor, provided that, at the time of any such loan or advance, (a) no Event of Default (as defined herein or in the Note Agreement) shall have occurred and be continuing, (b) the amount on deposit in the Restricted Cash Reserve Account is at least $9,000,000 if any such loan or advance is made at any time prior to October 28, 2010 or is at least $4,500,000 if any such loan or advance is made thereafter and (c) there shall be an agreement between Lee Procurement and the Guarantor, reasonably satisfactory to the Required Holders, providing for the terms of such loan.

5.5 Sale or Disposition of Capital Assets. The Guarantor will not, and will not permit any Subsidiary to, engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $500,000 unless at least 75% of such Asset Sales Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $500,000 unless such Asset Sale Proceeds consist only of cash and the Required Holders have given their prior written consent thereto and provided that in any event the Asset Sale Proceeds are deposited into the Asset Sale Proceeds Reserve Account immediately upon receipt thereof.

5.6 Sale and Lease-Back. The Guarantor will not, and will not permit any Subsidiary to, enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by the

Guarantor or any Subsidiary of real or personal property used by the Guarantor or any Subsidiary in the operations of the Guarantor or any Subsidiary, which has been or is sold or transferred by the Guarantor or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Guarantor or such Subsidiary, except that the Guarantor or any Subsidiary (other than the Company and its Subsidiaries) may enter into sale and lease-back transactions involving newspaper equipment or facilities acquired after the Effective Date if (i) such arrangement shall be for a period of less than three years by the end of which the use of such property by the lessee will be discontinued, (ii) the Guarantor or such Subsidiary complies with Section 5.5 with respect to such transaction and (iv) the property immediately prior to such sale could have been subjected to a Lien securing Debt in an amount equal to such net proceeds and which Lien would be permitted by clause (vi) of Section 5.2. The Guarantor shall cause all Asset Sale Proceeds from any such sale, disposition or surrender of control, regardless of the amount thereof, to be deposited into the Asset Sale Proceeds Reserve Account immediately upon receipt thereof.

5.7 Merger. The Guarantor will not, and will not permit any Subsidiary to, merge or consolidate with any other Person except that any Subsidiary may merge or consolidate with the Guarantor (provided that the Guarantor shall be the continuing or surviving Person) or any one or more other Subsidiaries that is a Credit Party.

5.8. Transactions with Affiliates; Lee Company Transactions.

(i) Subject to clause (ii) of this Section 5.8, the Guarantor will not, and will not permit any Subsidiary to, directly or indirectly enter, into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate, except for any such transaction with a Lee Company and then only of the type identified in, and in accordance with, clause (ii) of this Section 5.8.

(ii) Notwithstanding clause (i) of this Section 5.8 (other than the exception to such clause), the Guarantor or any of its Subsidiaries may purchase goods and services from any Lee Company, or reimburse any Lee Company for (x) goods procured or services rendered for the Guarantor or any of its Subsidiaries by such Lee Company or (y) payments made on behalf of the Guarantor or any of its Subsidiaries by such Lee Company (such as income and other taxes, payroll and corporate overhead) so long as such payments do not exceed the amount that the Guarantor or such Subsidiary would have paid in respect of any such item if the Guarantor and its Subsidiaries were an independent consolidated group of companies; provided that (a) any such transaction is in the ordinary course of and pursuant to the reasonable requirements of the Guarantor’s and each Subsidiary’s business, as the case may be, (b) any such transaction is upon fair and reasonable terms that are no less favorable to the Guarantor and/or any of its Subsidiaries, as the case may be, than those which might be obtained in an arm’s length transaction with a Person not an Affiliate, (c) payment is made by the Guarantor or any Subsidiary from the Intercompany Account not more than 3 days prior to delivery of such goods, the rendering of such services or the making of such payments by such Lee Company to a third party and (d) the aggregate amount of Intercompany Charges incurred by the Guarantor and its Subsidiaries in any period of four consecutive fiscal quarters of the Guarantor shall not exceed $20,000,000. In addition, the Guarantor may make the loans and advances identified in Section 5.4(xxiv), subject to the conditions set forth therein.

5.9 Sale of Stock and Debt of Subsidiaries. Other than pursuant to the Collateral Documents, the Guarantor will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock of (or other equity interests in) or Debt of any Subsidiary, except that shares of stock of (or other equity interests in) or Debt of any Subsidiary (other than the Company or its Subsidiaries) may be sold or otherwise disposed of to the Guarantor or another Subsidiary that is Credit Party, and except that all shares of stock of (or other equity interests in) and Debt of any Subsidiary (other than the Company or its Subsidiaries) at the time owned by or owed to the Guarantor or any Subsidiary may be sold as an entirety for a cash consideration which represents the fair market value (as determined in good faith by the Board of Directors of the Guarantor) at the time of sale of the shares of stock or other equity interests and Debt so sold, provided that the Guarantor or such Subsidiary complies with Section 5.5 with respect to such sale, and further provided that, in any event, at the time of sale, such Subsidiary shall not own, directly or indirectly, any shares of stock of (or other equity interests in) or Debt of any other Subsidiary (unless all of the shares of stock of (or other equity interests in) and Debt of such other Subsidiary owned, directly or indirectly, by the Guarantor and all Subsidiaries are simultaneously being sold as permitted by Section 5.5 and this Section 5.9). The Guarantor shall cause all Asset Sale Proceeds from any such sale, disposition or surrender of control, regardless of the amount thereof, to be deposited into the Asset Sale Proceeds Reserve Account immediately upon receipt thereof.

5.10 Issuance of Stock by Subsidiaries. The Guarantor will not permit any Subsidiary to issue, sell or dispose of any shares of its stock (of any class) or any other equity interests except to the Guarantor or another Subsidiary which is Credit Party.

5.11 Limitation on Certain Restrictive Agreements. The Guarantor will not permit any Subsidiary to enter into or suffer to exist any contractual obligation which in any way restricts the ability of such Subsidiary to (i) make any Distributions to the Guarantor or any other Subsidiary or (ii) transfer any of its property or assets to the Guarantor or any other Subsidiary.

5.12. Capital Expenditures.

(a) The Guarantor will not, and will not permit any of its Subsidiaries, to make Capital Expenditures in excess of $10,000,000 in the aggregate for all such Persons in any fiscal year of the Guarantor.

(b) In the event that the amount of Capital Expenditures permitted to be made by the Guarantor and its Subsidiaries during any fiscal year of the Guarantor is greater than the amount of Capital Expenditures actually made by the Guarantor and its Subsidiaries during such fiscal year, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount set forth in clause (a) above for such fiscal year may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Section 5.12(b) may be carried forward to any fiscal year of the Guarantor thereafter.

5.13. Restricted Payments. The Guarantor will not, and will not permit any Subsidiary to, make any Restricted Payments at any time except for Restricted Payments made to another Subsidiary or the Guarantor.

5. Schedules. Schedule 5.4 to the Guaranty Agreement is hereby amended as set forth in Schedule 2 hereto.

6. Waivers. In reliance on the representations and warranties set forth in Section 7 below, the undersigned holders of Notes hereby waive the Existing Defaults. The foregoing is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default (as defined herein or in the Note Agreement) or any future breach of the Guaranty. The holders of Notes hereby reserve their rights under the Guaranty, the Note Agreement, the Notes and applicable law in respect of such other Events of Default (as defined herein or in the Note Agreement) and future breaches.

7. Representations and Warranties. The Guarantor represents and warrants as follows:

(a) Organization; Power and Authority; Enforceability. The Guarantor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has all requisite corporate power to execute and deliver this Amendment and to perform its obligations under this Amendment and the Guaranty as amended hereby. The execution and delivery by the Guarantor of this Amendment and the performance by the Guarantor of its obligations under this Amendment and the Guaranty as amended hereby have been duly authorized by all requisite corporate action on the part of the Guarantor. The Guarantor has duly executed and delivered this Amendment, and this Amendment and the Guaranty as amended hereby constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

(b) Authorization, Etc. The execution and delivery by the Guarantor of this Amendment and the performance by the Guarantor of its obligations under this Amendment and the Guaranty Agreement as amended hereby have been duly authorized by all requisite corporate action on the part of the Guarantor. The Guarantor has duly executed and delivered this Amendment, and this Amendment and the Guaranty Agreement as amended hereby constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Disclosure. This Amendment and the documents, certificates and statements furnished to the holders of the Notes by or on behalf of the Guarantor in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances at the time made. The projections of the future financial performance of the of the Guarantor and its Subsidiaries, were prepared based by the Company and the Guarantor in good faith utilizing assumptions believed by the Guarantor to be reasonable at the time made, it being recognized however that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results.

(d) No Conflicts. The execution, delivery and performance by the Guarantor of this Amendment will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, material lease, corporate charter or by-laws, or any other material agreement or instrument to which the Guarantor or any Subsidiary is bound or by which the Guarantor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any Subsidiary.

(e) No Default or Event of Default. After giving effect to this Amendment, no Default or Event of Default will exist and be continuing. Without limiting the generality of the foregoing, neither the Guarantor nor any of its Subsidiaries has outstanding any guarantee of obligations owing by Lee under the Credit Agreement.

(f) No Material Adverse Change. Since the end of the Guarantor’s fiscal quarter ended closest to December 31, 2008, there has been no material adverse change in (i) the business, condition or operations (financial or otherwise) of the Guarantor and its Subsidiaries or (ii) the ability of the Guarantor to perform its obligations under the Guaranty Agreement as amended hereby or the ability of the Company to perform its obligations under the Note Agreement or the Notes.

(g) Perfection Certificates. The Company hereby represents and warrants that the Perfection Certificates from the Company and each of its Subsidiaries are accurate in all material respects.

(h) Environmental Matters.

Except as disclosed in Schedule 2 attached hereto:

(i) neither the Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(ii) neither the Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(iii) neither the Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or, to the knowledge of the Company or any such Subsidiary, formerly owned, leased or operated by any of them and, to the knowledge of the Company or any such Subsidiary, has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(iv) all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

8. Effectiveness. This Amendment shall become effective, as of the Effective Date, upon satisfaction of the following conditions precedent:

(a) each holder of Notes shall have received this Amendment executed by the Guarantor;

(b) each of the conditions in Section 21 of Amendment No.5 shall have been satisfied and Amendment No. 5 shall be in full force and effect:

(c) each holder of Notes shall have received a certificate dated the Effective Date, signed by the President or a Vice President of the Guarantor, to the effect that (i) the representations and warranties of the Guarantor set forth in Section 7 are true and correct on the Effective Date, (ii) the Guarantor and each of its Subsidiaries has performed all of its obligations under this Section 8 and under Amendment No. 5 which are to be performed on or prior to the Effective Date by such Persons, and (iii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(d) each holder of Notes shall have received a certificate of the Secretary or Assistant Secretary of the Guarantor and each of its Subsidiaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment and the other Transaction Documents.

9. Release.

(a) In consideration of the agreements of the holders of Notes contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each holder of Notes and its respective successors and assigns, and its respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the holders of Notes and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Guarantor or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment for or on account of, or in relation to, or in any way in connection with the Guaranty, the Note Documents or transactions thereunder or related thereto.

(b) The Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) The Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The Guarantor acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to the Guarantor under or in any way in connection with the Guaranty, the Note Documents or transactions thereunder or related thereto as of the date hereof.

10. Covenant Not to Sue. The Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Guarantor pursuant to Section 9 above. If the Guarantor or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

11. Miscellaneous.

(a) References to Guaranty. Upon and after the date of this Amendment, each reference to the Guaranty in the Guaranty, the Note Agreement, the Notes or any other instrument or agreement entered into in connection therewith or otherwise related thereto shall mean and be a reference to the Guaranty as amended by this Amendment.

(b) Ratification and Confirmation. Except as specifically amended herein, the Guaranty shall remain in full force and effect, and is hereby ratified and confirmed.

(c) No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of Notes, nor constitute a waiver of any provision of the Guaranty, the Note Agreement, any Note or any other instrument or agreement entered into in connection therewith or otherwise related thereto.

(d) Expenses. The Guarantor agrees to pay promptly, or to cause the Company to pay promptly, all expenses of the holders of Notes related to this Amendment and all matters contemplated hereby, including, without limitation, all fees and expenses of the holders’ special counsel.

(e) GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(f) Counterparts. This Amendment may be executed in counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

[Remainder of page intentionally left blank; signature pages follow]

EXECUTION COPY

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written to become effective as of such date.

GUARANTOR:
PULITZER INC.

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]

NOTE HOLDERS (To evidence consent to the amendment hereby of the Guaranty):

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Paul H. Procyk
Name:	Paul H. Procyk
Title:	Vice President

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]

AMERICAN GENERAL LIFE INSURANCE COMPANY

AIG ANNUITY INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Richard Conway
Name:	Richard Conway
Title:	Managing Director

AIG EDISON LIFE INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Sub-Adviser

By:	/s/ Richard Conway
Name:	Richard Conway
Title:	Managing Director

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]

EXECUTION COPY

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

(as Successor by Merger to First Colony Life Insurance Company)

By:	/s/ John R. Endres
Name:	John R. Endres
Title:	Investment Officer

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its Authorized Representative

THE NORTHWESTERN MUTUAL LIFE INSURANCE

COMPANY, for its Group Annuity Separate Account

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its Authorized Representative

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]

PACIFIC LIFE INSURANCE COMPANY
By:	/s/ Diane W. Dales
Name: Title:	Diane W. Dales Assistant Vice President

By:	/s/ Peter S. Fiek
Name: Title:	Peter S. Fiek Assistant Secretary

[Signature pate to Limited Waiver and Amendment No. 5 to Guaranty Agreement (Pulitzer Inc.)]